Exhibit 10.2

EXECUTION VERSION

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION

LETTER OF CREDIT AGREEMENT

dated as of

January 15, 2015

among

BANK OF AMERICA, N.A.

as L/C Issuer

THE WET SEAL, INC.

as Applicant Representative for

THE WET SEAL, INC.

THE WET SEAL RETAIL, INC.

WET SEAL CATALOG, INC.

as the Applicants and Debtors-in-Possession

(i)

ARTICLE VI AFFIRMATIVE COVENANTS		29

6.01	Financial Statements and Other Information	29
6.02	Notices	30
6.03	Payment of Obligations	30
6.04	Preservation of Existence	30
6.05	Compliance with Laws	30
6.06	Books and Records; Accountants	30
6.07	Additional Applicants	30
6.08	Information Regarding the Cash Collateral	31
6.09	Further Assurances	31
6.10	Depository Account	31

ARTICLE VII NEGATIVE COVENANTS		31

7.01	Liens	31
7.02	Fundamental Changes	32
7.03	Change in Nature of Business	32
7.04	Reserved	32
7.05	Use of L/C Credit Extensions	32
7.06	Amendment of Material Documents	32
7.07	Bankruptcy Related Negative Covenants	32

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		33

8.01	Events of Default	33
8.02	Remedies Upon Event of Default	35
8.03	Application of Funds	36

ARTICLE IX MISCELLANEOUS		37

9.01	Amendments	37
9.02	Notices; Effectiveness; Electronic Communications	37
9.03	No Waiver; Cumulative Remedies	38
9.04	Expenses; Indemnity; Damage Waiver	38
9.05	Payments Set Aside	39
9.06	Successors and Assigns	39
9.07	Treatment of Certain Information; Confidentiality	40
9.08	Right of Setoff	41
9.09	Interest Rate Limitation	41
9.10	Counterparts; Integration; Effectiveness	41
9.11	Survival	42
9.12	Severability	42
9.13	Governing Law; Jurisdiction	42
9.14	Waiver of Jury Trial	43
9.15	No Advisory or Fiduciary Responsibility	43
9.16	Patriot Act Notice	44
9.17	Foreign Asset Control Regulations	44
9.18	Time of the Essence	45
9.19	Press Releases	45
9.20	Additional Waivers	45
9.21	No Strict Construction	46
9.22	Attachments	46
9.23	Keepwell	46
9.24	Relationship with DIP Orders	47

SIGNATURES		S-1

(ii)

SCHEDULES

1.01	Applicants
1.02	Pre-Petition Letters of Credit
1.03	L/C Cash Collateral Accounts
5.09	Subsidiaries
9.02	L/C Issuer’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Interim Borrowing Order

(iii)

SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION LETTER OF CREDIT AGREEMENT

This SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION LETTER OF CREDIT AGREEMENT (“Agreement”) is entered into as of January 15, 2015 among

The Wet Seal, Inc., a Delaware corporation, as Debtor-in-Possession (the “Applicant Representative”),

the Persons (as defined below) named on Schedule 1.01 hereto, as Debtors-in-Possession (collectively, the “Applicants” and individually, a “Applicant “), and

BANK OF AMERICA, N.A., as L/C Issuer.

RECITALS

WHEREAS, on January 15, 2015, the Applicants commenced Chapter 11 Case No. [            ] (the “Chapter 11 Case”) by filing a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code, with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Applicants continue to operate their business and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code; and

WHEREAS, the Applicants have requested that the L/C Issuer provide a senior secured, super-priority letter of credit facility to the Applicants on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the L/C Issuer and the Applicants hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Senior Secured, Super-Priority Debtor-in-Possession Letter of Credit Agreement.

“Applicable Rate” means two and one-half percent (2.50%).

“Applicant Representative” has the meaning specified in the introductory paragraph hereto.

“Applicant” or “Applicants” has the meaning specified in the introductory paragraph hereto.

“Approved Budget” means the budget approved by the DIP Lender prior to the Closing Date (together with any subsequent budget which the DIP Lender may approve).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Products” means any services or facilities provided to any Applicant by the L/C Issuer or any of its Affiliates, including, without limitation, on account of (a) Swap Contracts, (b) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), and (c) leasing, but excluding Cash Management Services.

“Bankruptcy Code” means Title 11, U.S.C. §101, et seq., as now or hereafter in effect, or any successor statute thereto.

“Bankruptcy Court” has the meaning provided in the recitals to this Agreement.

“Bankruptcy Events” means, the commencement of the Chapter 11 Case and any events that lead up to, and typically result from, the commencement of a case under Chapter 11 of the Bankruptcy Code.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a one month interest period as determined on such day, plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Bank of America’s prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the L/C Issuer’s Office is located.

“Cash Collateral” means cash contained in the Cash Collateral Accounts which secures the Obligations and certain Pre-Petition Liabilities, including all Bank Products and Cash Management Services, whether entered into prior to, or after, the Petition Date.

“Cash Collateral Account(s)” means individually, each L/C Cash Collateral Account and the Cash Management/Indemnity Account and collectively, means both of them.

“Cash Collateralize” has the meaning specified in Section 2.01(f). Derivatives of such term have corresponding meanings.

“Cash Management/Indemnity Account” means a non-interest bearing account established by one or more of the Applicants with Bank of America or any of its Affiliates, and in the name of, the L/C Issuer and the Pre-Petition Agent (or as the L/C Issuer and the Pre-Petition Agent shall otherwise direct) and under the sole and exclusive dominion and control of the L/C Issuer and the Pre-Petition Agent, in which an amount of $1,500,000 shall be deposited, as security for the mutual benefit of (i) the Pre-Petition Credit Parties, in respect of the Applicants’ indemnification obligations arising under the Pre-Petition Loan Documents, and (ii) Bank of America and its Affiliates, in respect of its provision of pre-petition and post-petition Cash Management Services to the Applicants.

“Cash Management Order” means an order entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the L/C Issuer, authorizing the Applicants to, among other things, continue their cash management systems and to otherwise comply with the terms of this Agreement and the other Loan Documents.

“Cash Management Services” means any cash management services or facilities provided to any Applicant by the L/C Issuer or any of its Affiliates, including, without limitation: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) purchase cards, and (f) credit or debit cards.

“Change in Law” means the occurrence, after the Closing Date, of any of the following as applicable to any of the Applicants or Credit Parties: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and shall be deemed to have gone into effect and been adopted after the Closing Date.

“Change of Control” means, at any time, (a) during any period of twelve months, individuals who at the beginning of such period constituted the board of directors of the Applicant Representative (together with any new directors whose election or appointment by such board of directors, or whose nomination for election by shareholders of the Applicant Representative, as the case may be, was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than by reason of death or disability to constitute a majority of the board of directors then in office; or (b) any person or group (within the meaning of the Securities and Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of more than fifty percent (50%) of the total then outstanding voting power of the Voting Stock of the Applicant Representative on a fully diluted basis, whether as a result of the issuance of securities of the Applicant Representative, any merger, consolidation, liquidation or dissolution of the Applicant Representative, any direct or indirect transfers of securities or otherwise, or has the right or ability to Control the Applicant Representative; (c) the Applicant Representative fails to own one hundred percent (100%) of the Equity Interests of the other Applicants, or (d) any “change in control” or similar event as defined in any document governing Material Indebtedness of any Applicant incurred on or after the Petition Date.

“Chapter 11 Case” has the meaning provided in the recitals to this Agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any Inventory or Equipment (each as defined in the UCC) by an Applicant in the ordinary course of business of such Applicant.

“Commitment” means the L/C Issuer’s obligation to issue Letters of Credit, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the Commitment is $18,328,777 (inclusive of the amount of Pre-Petition Letters of Credit which are deemed issued hereunder).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” or “Credit Parties” means (a) individually, (i) the L/C Issuer and its Affiliates, (ii) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (iii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means: (a) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer and its Affiliates, in connection with this Agreement and the other Loan Documents, including, without limitation, (i) the reasonable and documented fees, charges and disbursements of (A) counsel for the L/C Issuer and its Affiliates (limited to not more than one primary counsel, and necessary local counsel (limited to one local counsel for each other jurisdiction)), and (B) outside consultants for the L/C Issuer, and (ii) all reasonable and documented out-of-pocket expenses incurred in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), or (B) the enforcement or protection of their rights in connection with this Agreement or the other Loan Documents or efforts to preserve, protect, collect, or enforce the Cash Collateral or in connection with the Chapter 11 Case or any successor case; and (b) all reasonable and documented out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

“Creditors’ Committee” means any official committee of creditors formed, appointed or approved in the Chapter 11 Case pursuant to the Bankruptcy Code.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“DIP Orders” means and refers to the Interim Borrowing Order and the Final Borrowing Order.

“DIP Lender” means the lender (together with its successors and assigns) under the DIP Lending Agreement.

“DIP Lending Agreement” means that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement dated as of January 15, 2015 establishing a credit facility provided to the Applicants, as debtors in possession, by B. Riley Financial, Inc., as DIP Lender and secured by a first priority Lien on the Applicants’ assets (other than the Cash Collateral).

“DIP Loan Obligations” means the “Obligations” as defined under the DIP Lending Agreement.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 9.01 hereof.

“Excluded Swap Obligation” means, with respect to any Applicant, any Swap Obligation if, and to the extent that the grant under a Loan Document by such Applicant of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Applicant’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.23 hereof and any and all guarantees of such Applicant’s Swap Obligations by other Applicants) at the time the guaranty of such Applicant, or grant by such Applicant of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Applicants hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the L/C Issuer, in which its L/C Issuer’s Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Applicant is located, and (c) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 9.17.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the L/C Issuer.

“Final Borrowing Order” means an order of the Bankruptcy Court, which order is a Final Order and shall be in form, scope and substance reasonably acceptable to the L/C Issuer, which, among other matters but not by way of limitation, (i) authorizes the Applicants to obtain credit, incur (or guaranty) Obligations, grant Liens under this Agreement, the other Loan Documents and the DIP Orders and otherwise perform their obligations under this Agreement and the other Loan Documents, (ii) provides for the super priority of the L/C Issuer’s claims, and (iii) grants the credit parties under the Pre-Petition Credit Agreement adequate protection of their interests as further set forth therein.

“Final Order” means an order or judgment of the Bankruptcy Court, as entered on the docket of the Clerk of the Bankruptcy Court, that has not been reversed, stayed, modified or amended and as to which the time to appeal or seek leave to appeal, petition for certiorari, reargue or seek rehearing has expired and no proceeding for certiorari, reargument or rehearing is pending or if an appeal, petition for certiorari, reargument, or rehearing has been sought, the order or judgment of the Bankruptcy Court has been affirmed by the highest court to which the order was appealed, from which the reargument or rehearing was sought, or certiorari has been denied and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.

“Financial Officer” means a chief financial officer or vice president corporate controller.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday nearest to the last day of January of any calendar year.

“Foreign Assets Control Regulations” has the meaning set forth in Section 9.17.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States as set forth in accounting rules and standards promulgated by the Financial Accounting Standards Board or any organization succeeding to any of its principal functions.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Honor Date” has the meaning specified in Section 2.01(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales, capital lease, synthetic lease, or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(g) all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Applicant under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.07.

“Interim Borrowing Order” means an order entered by the Bankruptcy Court, substantially in the form of, and containing the provisions set forth in, Exhibit A (or such other form and provisions as may be reasonably acceptable to the L/C Issuer), approving, on an interim basis, the Applicants’ obtaining credit and incurring (or guarantying) Obligations, granting Liens to secure the Obligations, and providing for the super priority of the L/C Issuer’s claims and granting the credit parties under the Pre-Petition Credit Agreement adequate protection of their interests (as provided therein), and entering into and performing their obligations under this Agreement and the other Loan Documents, as further set forth herein.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Applicant (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Laws” means each international, foreign, federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law. Without limiting the foregoing, “Laws” shall include the Bankruptcy Code.

“L/C Availability” means an amount equal to the lesser of (a) the Commitment, or (b) an amount equal to the excess of the amounts then on deposit in the L/C Cash Collateral Accounts over 103% of the L/C Obligations.

“L/C Cash Collateral Account(s)” means one or more non-interest bearing accounts established by one or more of the Applicants with Bank of America or any of its Affiliates, and in the name of, the L/C Issuer (or as the L/C Issuer shall otherwise direct) and under the sole and exclusive dominion and control of the L/C Issuer in which deposits are required to be made in accordance with Section 2.01(f). As of the Closing Date, the L/C Cash Collateral Accounts are those set forth on Schedule 1.03.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of applicable Law, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Issuer” has the meaning specified in the introductory paragraph hereto.

“L/C Issuer’s Office” means the L/C Issuer’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the L/C Issuer may from time to time notify the Applicant Representative.

“Letter of Credit” means each Commercial Letter of Credit issued under this Agreement and each Pre-Petition Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Availability Period” means the date commencing on the Closing Date and ending on the earliest of (i) April 30, 2015, (ii) the date on which the maturity of the Obligations is accelerated and the Commitment and the L/C Issuer’s obligation to issue Letters of Credit hereunder is irrevocably terminated in accordance with Article VIII, (iii) the termination of the Commitment and the L/C Issuer’s obligation to issue Letters of Credit hereunder in accordance with the provisions of Section 2.02 hereof, (iv) the date on which a Sale is consummated, or (v) a Plan Effective Date.

“Letter of Credit Fee” has the meaning specified in Section 2.01(h).

“LIBOR Rate” means, for any interest calculation with respect to determination of the Base Rate on any date, (i) the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the L/C Issuer from time to time) at approximately 11:00 a.m., London time, determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the L/C Issuer to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Obligation being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, capital lease, synthetic lease, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Issuer Document, the DIP Orders, the Security Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the L/C Issuer or any of its Affiliates, each as amended and in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Applicant Representative and its Subsidiaries taken as a whole, (b) the ability of the Applicants to perform any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the L/C Issuer hereunder or thereunder. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect. Notwithstanding anything to the contrary, a “Material Adverse Effect” shall not be deemed to exist as a result of the effect of the Bankruptcy Events and the Permitted Store Closings.

“Material Indebtedness” means Indebtedness incurred after the Petition Date (other than the Obligations) of the Applicants in an aggregate principal amount exceeding $10,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means February 13, 2015 unless the Final Borrowing Order shall have been entered on or before such date, in which case the Maturity Date shall mean May 15, 2015, in each case, unless otherwise extended by the L/C Issuer in its sole and exclusive discretion.

“Maximum Rate” has the meaning provided therefor in Section 9.09.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Applicant arising under any Loan Document with respect to any Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide Cash Collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and (b) any Other Liabilities; provided that Obligations of an Applicant shall exclude any Excluded Swap Obligations with respect to such Applicant.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Applicants or any of their Subsidiaries and/or (b) any Bank Product furnished to any of the Applicants and/or any of their Subsidiaries, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such amounts imposed as a result of an assignment by the L/C Issuer of its Commitment.

“Outstanding Amount” means with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Applicants of Unreimbursed Amounts.

“Parent” means the Applicant Representative.

“Participant” has the meaning specified in Section 9.06(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Store Closings” means the Applicants’ store closures effectuated prior to the commencement of the Chapter 11 Case, and thereafter with the DIP Lender’s approval.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Petition Date” means January 15, 2015.

“Plan Effective Date” means the effective date of a Plan of Reorganization.

“Plan of Reorganization” means a plan filed in the Chapter 11 Case pursuant to Chapter 11 of the Bankruptcy Code.

“Pledge Agreement” means the Pledge and Security Agreement dated as of the Closing Date among the Applicants, the L/C Issuer and the Pre-Petition Agent.

“Pre-Petition Agent” means the “Agents” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of February 3, 2011 entered into among the Applicants, the Agents and the L/C Issuers (as each of those terms is defined therein), together with all instruments, documents and agreements executed or delivered in connection therewith, in each case, as amended, modified or supplemented to the date hereof.

“Pre-Petition Credit Parties” means the “Credit Parties” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Letters of Credit” means those letter of credit issued by Bank of America prior to the Petition Date and deemed issued pursuant to Section 2.01(a) of this Agreement, as further described on Schedule 1.02.

“Pre-Petition Liabilities” means the “Secured Obligations” as defined in the security agreement executed and delivered in connection with the Pre-Petition Credit Agreement.

“Pre-Petition Loan Documents” means the “Loan Documents” as defined in the Pre-Petition Credit Agreement.

“Qualified ECP Guarantor” means, at any time, each Applicant with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice-president, corporate controller, treasurer or assistant treasurer of an Applicant or any of the other individuals designated in writing to the L/C Issuer by an existing Responsible Officer of an Applicant as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of an Applicant shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Applicant and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Applicant.

“Sale” means the sale of all substantially all of the Applicants’ assets or Equity Interests pursuant to Section 363 of the Bankruptcy Code, whereby the proceeds of such sale shall be used to indefeasibly pay in full in cash the outstanding Obligations and the Pre-Petition Liabilities.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Security Documents” means (a) the Pledge Agreement and each other security agreement or other instrument or document executed and delivered to the L/C Issuer pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations, and (b) the DIP Orders.

“Specified Applicant” means any Applicant that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.23).

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit. For the avoidance of doubt, no Letter of Credit issued after the Closing Date shall be a Standby Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Applicant any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the L/C Issuer or any Affiliate of the L/C Issuer).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trading With the Enemy Act” has the meaning set forth in Section 9.17.

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Cash Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.01(c).

“Variance Report” means a report prepared by the Applicant Representative’s management reflecting on a line-item basis the Applicants’ actual performance compared to the Approved Budget for the immediately preceding four week period and on a cumulative basis for the period after the Petition Date.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts), providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (A) unasserted contingent indemnification Obligations, (B) any Obligations relating to Bank Products (including Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized, and (C) any Obligations relating to Cash Management Services that, at such time, are allowed by the applicable provider of such Cash Management Services to remain outstanding without being required to be repaid, (ii) the termination of the Commitment and of the L/C Issuer’s obligation to issue Letters of Credit hereunder, and (iii) fifteen (15) days after the expiration or return undrawn of all Letters of Credit (or providing Cash Collateralization therefor).

1.03 Accounting Terms

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements delivered to the L/C Issuer prior to the Closing Date, except as otherwise specifically prescribed herein.

1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

ARTICLE II

THE COMMITMENT AND L/C CREDIT EXTENSIONS

2.01 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, the L/C Issuer agrees, (1) from time to time on any Business Day during the Letter of Credit Availability Period, to issue Letters of Credit for the account of the Applicants, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.01(b) below, (2) concurrently with the satisfaction (or waiver by the L/C Issuer) of the conditions set forth in Sections 4.01 and 4.02, each outstanding Pre-Petition Letter of Credit shall be deemed issued and outstanding pursuant to this Agreement and shall be subject to the terms, conditions and other provisions of this Agreement, and (3) to honor drawings under the Letters of Credit; provided that the L/C Issuer shall have no obligation to issue a Letter of Credit if, after giving effect to the requested issuance, (i) the Outstanding Amount of the L/C Obligations exceeds the Commitment, or (ii) the Outstanding Amount of the L/C Obligations exceeds L/C Availability. Each request by the Applicant Representative for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Applicants that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Applicants’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Applicants may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) such requested Letter of Credit is a Standby Letter of Credit;

(B) the expiry date of such requested Commercial Letter of Credit would occur more than 60 days after the date of issuance or last extension, unless the L/C Issuer has approved such expiry date;

(C) such Letter of Credit is not Cash Collateralized on or prior to the date of issuance of such Letter of Credit.

(iii) The L/C Issuer shall not be obligated to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars; or

(D) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder or for the automatic extension of the expiry thereof.

(iv) The L/C Issuer shall not be obligated to amend, renew, amend or extend any Pre-Petition Letter of Credit.

(v) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Applicant Representative delivered to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Applicant Representative. Such Letter of Credit Application must be received by the L/C Issuer not later than 1:00 p.m. at least two Business Days (or such other date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Applicant Representative shall furnish to the L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer may require.

(ii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Applicant Representative a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall endeavor to promptly notify the Applicant Representative thereof; provided, however, that any failure to give or delay in giving such notice shall not (i) relieve the Applicants of their obligation to reimburse the L/C Issuer with respect to any such payment or (ii) derogate from the L/C Issuer’s right to apply Cash Collateral pursuant to this Section 2.01 or any other rights of the Credit Parties hereunder. On the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Applicants shall be deemed to have authorized the L/C Issuer to apply Cash Collateral in an amount equal to the amount of such payment to reimburse such drawing. If the L/C Issuer is unable to apply such Cash Collateral or if such Cash Collateral is insufficient to reimburse the L/C Issuer with respect to any such payment (the “Unreimbursed Amount”), the Applicants shall reimburse the L/C Issuer on demand for the Unreimbursed Amount. Any notice given by the L/C Issuer pursuant to this Section 2.01(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(d) Obligations Absolute. The obligation of the Applicants to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Applicants or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Applicants or any waiver by the L/C Issuer which does not in fact materially prejudice the Applicants;

(v) any honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or any other debtor relief law;

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Applicants or any of their Subsidiaries; or

(ix) the fact that any Event of Default shall have occurred and be continuing.

The Applicant Representative shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non-compliance with the Applicant Representative’s instructions or other irregularity, the Applicant Representative will immediately notify the L/C Issuer. The Applicants shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e) Role of L/C Issuer. The Applicants agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Applicants hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Applicants’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any of its Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.01(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Applicants may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Applicants, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Applicants which the Applicants prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(f) Cash Collateral. On or prior to the date of issuance of any Letter of Credit, the Applicants shall Cash Collateralize the then Outstanding Amount of all L/C Obligations with respect to such Letter of Credit. For purposes of this Section 2.01, “Cash Collateralize” means to deposit in an L/C Cash Collateral Account or to pledge and deposit with or deliver to the L/C Issuer, for the benefit of the L/C Issuer, as Cash Collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance satisfactory to the L/C Issuer. The Applicants hereby grant to the L/C Issuer a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure all Obligations. Such Cash Collateral shall be maintained in the L/C Cash Collateral Accounts. If at any time the L/C Issuer determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the L/C Issuer or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Applicants will, forthwith upon demand by the L/C Issuer, pay to the L/C Issuer, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the L/C Issuer determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, such funds shall be applied, without any further notice or consent, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations. In the event that a Letter of Credit has not been drawn and is returned to the L/C Issuer or fifteen (15) days after the expiration date thereof and no drawing or presentation has been made, as long as no Event of Default under any of Sections 8.01(a), (b), (h), (i), (n) or (v) then exists, the L/C Issuer shall, within five (5) Business Days turn over to the Applicant Representative (as directed thereby) 103% of the face amount of any such Letter of Credit and any Lien in the Cash Collateral represented thereby shall be deemed automatically released without any further action by the L/C Issuer or any Applicant.

(g) Applicability of Uniform Customs and Practice. Unless otherwise expressly agreed by the L/C Issuer and the Applicant Representative when a Letter of Credit is issued, the rules of the UCP shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Applicants for, and the L/C Issuer’s rights and remedies against the Applicants shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the UCP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Applicants shall pay to the L/C Issuer a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.05. Letter of Credit Fees shall be (i) due and payable on the first day of each calendar month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the last day of the Letter of Credit Availability Period and thereafter on demand, and (ii) computed on a monthly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Documentary and Processing Charges Payable to L/C Issuer. The Applicants shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are non-refundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.02 Termination or Reduction of Commitment.

(a) The Applicants may, upon irrevocable notice from the Applicant Representative to the L/C Issuer, terminate the Commitment or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the L/C Issuer not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction of the Commitment shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Applicants shall not terminate or reduce the Commitment if, after giving effect thereto, the Outstanding Amount of L/C Obligations would exceed the Commitment.

(b) All fees (including, without limitation, commitment fees, and Letter of Credit Fees) and interest in respect of the Obligations accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.03 Interest.

If any Event of Default exists, then the L/C Issuer may notify the Applicant Representative that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law. Accrued and unpaid interest (including interest on past due interest) shall be due and payable upon demand.

2.04 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.01:

(a) Closing Fee. The Applicants shall pay to the L/C Issuer a closing fee equal to 0.75% multiplied by the Commitment as of the Closing Date. The closing fee shall be fully earned and due and payable on the Closing Date and shall not be subject to refund or rebate for any reason.

(b) Commitment Fee. The Applicants shall pay to the L/C Issuer a commitment fee equal to 0.50% multiplied by the actual daily amount by which the Commitment exceeds the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Letter of Credit Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Letter of Credit Availability Period. The commitment fee shall be calculated monthly in arrears.

2.05 Computation of Interest and Fees. All computations of the Base Rate when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall not accrue on any amount for the day on which such amount is paid. Each determination by the L/C Issuer of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.06 Evidence of Debt.

The L/C Credit Extensions shall be evidenced by one or more accounts or records maintained by the L/C Issuer in the ordinary course of business, which shall include the date and amount of each Letter of Credit issued by the L/C Issuer, each payment of any drawing under such Letter of Credit, and each payment of interest, fees and other amounts due in connection with the Obligations due to the L/C Issuer. The accounts or records maintained by the L/C Issuer shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Applicants hereunder to pay any amount owing with respect to the Obligations.

2.07 Payments Generally. All payments to be made by the Applicants shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Applicants hereunder shall be made to the L/C Issuer at the L/C Issuer’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the L/C Issuer after 2:00 p.m. shall, at the option of the L/C Issuer, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Applicants shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.08 Priority; Liens. All of the Obligations are secured by Liens on the Cash Collateral and, at all times, shall constitute first priority Liens under Section 364(d) of the Bankruptcy Code. No other claims secured by the Cash Collateral having a priority superior or pari passu to that granted to or on behalf of the L/C Issuer shall be granted or approved while any of the Obligations or the Commitment remains outstanding. All of the Obligations shall constitute administrative expenses of the Applicants in the Bankruptcy Case with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code. No other claims having a priority superior or pari passu to that granted to or on behalf of the L/C Issuer shall be granted or approved while any of the Obligations or the Commitment remains outstanding.

ARTICLE III

TAXES, YIELD PROTECTION AND

APPOINTMENT OF APPLICANT REPRESENTATIVE

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Applicants hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Applicants shall be required by Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the L/C Issuer receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Applicants shall make such deductions and (iii) the Applicants shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Law.

(b) Payment of Other Taxes by the Applicants. Without limiting the provisions of subsection (a) above, the Applicants shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Law.

(c) Indemnification by the Applicants. The Applicants shall indemnify the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the L/C Issuer and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Applicant Representative by the L/C Issuer shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Applicants to a Governmental Authority, the Applicant Representative shall deliver to the L/C Issuer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the L/C Issuer.

(e) Treatment of Certain Refunds. If the L/C Issuer reasonably determines, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Applicants or with respect to which the Applicants have paid additional amounts pursuant to this Section, it shall pay to the Applicant Representative, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Applicants under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the L/C Issuer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Applicants, upon the request of the L/C Issuer, agree to repay the amount paid over to the Applicant Representative (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the L/C Issuer in the event that the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Applicants or any other Person.

(f) FATCA. If a payment made to the L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the L/C Issuer shall deliver to the withholding agent (i.e., any Applicant), at the time or times prescribed by law and at such time or times reasonably requested by such withholding agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such withholding agent as may be necessary for the withholding agent to comply with its obligations under FATCA, to determine that the L/C Issuer has complied with the L/C Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

3.02 Increased Costs; Reserves on LIBOR Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the L/C Issuer;

(ii) subject the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement or any Letter of Credit issued by it, or change the basis of taxation of payments to the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the L/C Issuer); or

(iii) impose on the L/C Issuer any other condition, cost or expense affecting this Agreement or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the L/C Issuer in issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the L/C Issuer, the Applicants will pay to the L/C Issuer such additional amount or amounts as will compensate the L/C Issuer for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the L/C Issuer determines that any Change in Law affecting the L/C Issuer or any Lending Office of the L/C Issuer or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the L/C Issuer’s capital or liquidity or on the capital or liquidity of the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of the L/C Issuer or the Letters of Credit issued by the L/C Issuer, to a level below that which the L/C Issuer or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration the L/C Issuer’s policies and the policies of the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Applicants will pay to the L/C Issuer, such additional amount or amounts as will compensate the L/C Issuer or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the L/C Issuer setting forth the amount or amounts necessary to compensate the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Applicant Representative shall be conclusive absent manifest error. The Applicants shall pay such the L/C Issuer the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the L/C Issuer’s right to demand such compensation, provided that the Applicants shall not be required to compensate the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that the L/C Issuer notifies the Applicant Representative of the Change in Law giving rise to such increased costs or reductions and of the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof).

3.03 Mitigation Obligations. If the Applicants are required to pay any additional amount to the L/C Issuer or any Governmental Authority for the account of the L/C Issuer pursuant to Section 3.01, or if the L/C Issuer gives a notice pursuant to Section 3.02, then the L/C Issuer shall use commercially reasonable efforts to designate a different L/C Issuer’s Office for issuance of Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to the L/C Issuer. The Applicants hereby agree to pay all reasonable costs and expenses incurred by the L/C Issuer in connection with any such designation or assignment.

3.04 Survival. All of the Applicants’ obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

3.05 Designation of Applicant Representative as Applicants’ Agent.

(a) Each Applicant hereby irrevocably designates and appoints the Applicant Representative as such Applicant’s agent to obtain L/C Credit Extensions, the proceeds of which shall be available to each Applicant for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Applicant shall be obligated to each Credit Party on account of L/C Credit Extensions so made as if made directly by the applicable Credit Party to such Applicant, notwithstanding the manner by which such L/C Credit Extensions are recorded on the books and records of the Applicant Representative and of any other Applicant. In addition, each Applicant other than the Applicants hereby irrevocably designates and appoints the Applicant Representative as such Applicant’s agent to represent such Applicant in all respects under this Agreement and the other Loan Documents.

(b) Each Applicant recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Applicants. Consequently, each Applicant hereby assumes and agrees to discharge all Obligations of each of the other Applicants.

(c) The Applicant Representative shall act as a conduit for each Applicant (including itself, as an “Applicant”) on whose behalf the Applicant Representative has requested an L/C Credit Extension. Neither the L/C Issuer nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO L/C CREDIT EXTENSIONS

4.01 Conditions of Initial L/C Credit Extension. The obligation of the L/C Issuer to make its initial L/C Credit Extension hereunder is subject to satisfaction (or waiver by the L/C Issuer) of the following conditions precedent:

(a) The L/C Issuer’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Applicant, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the L/C Issuer:

(i) executed counterparts of this Agreement sufficient in number for distribution to the L/C Issuer and the Applicant Representative;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Applicant as the L/C Issuer may require evidencing (A) the authority of each Applicant to enter into this Agreement and the other Loan Documents to which such Applicant is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Applicant is a party or is to become a party;

(iii) copies of each Applicant’s Organization Documents and such other documents and certifications as the L/C Issuer may reasonably require to evidence that each Applicant is duly organized or formed, and that each Applicant is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(iv) a certification to the L/C Issuer by Young Conaway Stargatt & Taylor LLP, local counsel to the Applicants, that such counsel has reviewed the docket in the Chapter 11 Case and confirmed that there was no notice filed or motion pending with the Bankruptcy Court to appeal, reverse, stay or vacate the Interim Borrowing Order;

(v) a certificate signed by a Responsible Officer of the Applicant Representative certifying that the conditions specified in Sections 4.01 and 4.02 have been satisfied;

(vi) the Security Documents, each duly executed by the applicable Applicants;

(vii) all other Loan Documents, each duly executed by the applicable Applicants; and

(viii) all documents and instruments required by law or reasonably requested by the L/C Issuer to be filed, registered or recorded to create or perfect the first priority Liens in the Cash Collateral shall have been so filed, registered or recorded to the satisfaction of the L/C Issuer;

(b) The L/C Issuer shall have received and reviewed all material so-called “first day” motions and the related declarations and pleadings to be filed in the Chapter 11 Case, each of which shall be in form and substance satisfactory to the L/C Issuer;

(c) Reserved.

(d) All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Orders and this Agreement shall be in form and substance reasonably satisfactory to the L/C Issuer. The Interim Borrowing Order and the Cash Management Order shall have been entered, shall be in full force and effect, and shall not have been reversed, vacated or stayed, or modified without the prior written consent of the L/C Issuer.

(e) The Bankruptcy Court shall have entered the Interim Borrowing Order granting the L/C Issuers under the Pre-Petition Credit Agreement adequate protection of their interests, which order shall be in form and substance reasonably acceptable to the agents under the Pre-Petition Credit Agreement and to the L/C Issuer hereunder.

(f) Other than Bankruptcy Events, there, there shall not be pending (or, to the knowledge of any Applicant, threatened), in writing, any action, suit, investigation or proceeding in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect and is not stayed by the filing of the Chapter 11 Case.

(g) The consummation of the transactions contemplated hereby shall not violate any Law or any Organization Document.

(h) All fees required to be paid to the L/C Issuer on or before the Closing Date shall have been paid in full.

(i) The Applicants shall have paid all reasonable fees, charges and disbursements of counsel to the L/C Issuer (including, without limitation, local bankruptcy counsel) to the extent invoiced prior to or on the Closing Date (including any estimated fees, charges and disbursements through the Chapter 11 Case; provided that such estimate shall not thereafter preclude a final settling of accounts for all reasonable fees, charges and disbursements between the Applicants and the L/C Issuer) and the Applicants shall pay such additional amounts of such reasonable fees, charges and disbursements incurred or to be incurred by the L/C Issuer through the Chapter 11 Case, in each case, as provided in Section 9.04(a) and the DIP Orders.

(j) The Applicants shall have paid all fees, charges, disbursements and other amounts due under the Pre-Petition Credit Agreement (including reasonable fees, charges, disbursements of counsel to the Pre-Petition Credit Parties and all appraisal fees, commitment fees, and letter of credit fees). All Pre-Petition Letters of Credit shall have been Cash Collateralized in an amount equal to 103% of the Stated Amount thereof.

(k) The L/C Issuer shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

4.02 Conditions to all L/C Credit Extensions. The obligation of the L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of each other Applicant contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such L/C Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

(b) No Default shall exist, or would result from such proposed L/C Credit Extension.

(c) There shall not have been filed any pleading by any Applicant or any Person granted standing by the Bankruptcy Court challenging the validity, priority, perfection, or enforceability of the Pre-Petition Loan Documents, the Pre-Petition Liabilities, or any Lien granted pursuant to the Pre-Petition Loan Documents, and (b) no Lien granted pursuant to the Pre-Petition Loan Documents shall have been determined to be null and void, invalid or unenforceable by the Bankruptcy Court or another court of competent jurisdiction in any action commenced or asserted by any other party in interest in the Chapter 11 Case, including, without limitation, the Creditors’ Committee.

Each request for an L/C Credit Extension submitted by the Applicant shall be deemed to be a representation and warranty by the Applicants that the conditions specified in Sections 4.01 and 4.02 have been satisfied on and as of the date of the applicable L/C Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to issue Letters of Credit hereunder, each Applicant represents and warrants to the L/C Issuer and the other Credit Parties that:

5.01 Existence, Qualification and Power. Each Applicant (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) subject to the entry of the DIP Orders, has all requisite power and authority to carry on its business as now conducted, and (iii) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Applicant of each Loan Document to which such Person is a party, subject to the entry of the DIP Orders, has been duly authorized by all necessary corporate or other organizational action, and does not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Applicant (other than Liens in favor of the L/C Issuer under the Security Documents); or (d) violate any Law.

5.03 Governmental Authorization; Other Consents. Except for the entry of the DIP Orders, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Applicant of this Agreement or any other Loan Document, except for such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Applicant that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Applicant, subject to the entry of the DIP Orders, enforceable against each Applicant that is party thereto in accordance with its terms.

5.05 Reserved

5.06 Litigation. Other than the Bankruptcy Events, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Applicants after reasonable inquiry, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Applicant or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect except, in each case, any such actions, suits or proceedings which are stayed by virtue of the filing of the Chapter 11 Case.

5.07 No Default. Other than as a result of the Bankruptcy Events, no Applicant or any Subsidiary is in default under or with respect to, or party to, any Material Indebtedness. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Taxes. Each Applicant has timely filed or caused to be filed all federal and state Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Applicant has set aside on its books adequate reserves, and as to which no Lien has been filed, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.09 Subsidiaries; Equity Interests. The Applicants have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.09, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary and are owned in the amounts specified on Part (c) of Schedule 5.09. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable The Applicants have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.09. The copies of the Organization Documents of each Applicant and each amendment thereto, if any, provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.10 Margin Regulations; Investment Company Act.

(a) No Applicant is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the L/C Credit Extensions shall be used for any purpose that might cause any of the L/C Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Applicants, any Person Controlling any Applicant, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.11 Disclosure. Each Applicant has disclosed to the L/C Issuer all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Applicant to the L/C Issuer in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.12 Compliance with Laws. Each of the Applicants is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or the enforcement of which is stayed by virtue of the filing of the Chapter 11 Case, or (c) the failure to comply therewith is as a result of a Bankruptcy Event.

5.13 Security Documents. Upon entry of the DIP Orders, the Security Documents (including, without limitation, the DIP Orders), will create in favor of the L/C Issuer, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable perfected first priority security interest and Lien in the Cash Collateral.

5.14 Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the L/C Issuer shall have any Commitment hereunder, any Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Applicants shall, and shall cause each Subsidiary to:

6.01 Financial Statements and Other Information.The Applicant Representative will furnish to the L/C Issuer:

(a) its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by independent public accountants of recognized national standing, only if such audited financial statements are finalized and delivered to the Applicant Representative during the term of this Agreement

(b) within thirty (30) days after the end of each fiscal month of the Applicant Representative, its consolidated statements of operations and cash flows, as of the end of and for such fiscal month, all certified by one of its Financial Officers as presenting in all material respects the results of operations of the Applicant Representative and its Subsidiaries on a consolidated basis;

(c) promptly after delivery to the DIP Lender, (i) a copy of the Approved Budget, and (ii) a copy of each Variance Report;

(d) promptly upon receipt thereof, copies of all reports submitted to any Applicant by independent certified public accountants in connection with each annual, interim or special audit of the books of the Applicants or any of their Subsidiaries made by such accountants, including any management letter commenting on the Applicants’ internal controls submitted by such accountants to management in connection with their annual audit;

(e) as soon as practicable prior to the furnishing or filing thereof, copies of any statement, report or pleading proposed to be furnished to or filed with the Bankruptcy Court in connection with the Chapter 11 Case; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs, financial condition and properties of any Applicant, or compliance with the terms of any Loan Document, as the L/C Issuer may reasonably request.

6.02 Notices. The Applicant Representative will furnish to the L/C Issuer prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) any development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(c) any change in any Applicant’s chief executive officer, chief financial officer or chairman; and

(d) the discharge by any Applicant of its present independent accountants or any withdrawal or resignation by such independent accountants.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Applicant Representative setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

6.03 Payment of Obligations. To the extent required by the Bankruptcy Code, pay its Indebtedness and other obligations, including Tax liabilities, and claims for labor, materials, or supplies, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Applicant or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto, and (e) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

6.04 Preservation of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.02; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.05 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside and maintained by the Applicants in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws; (c) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; or (d) the failure to comply therewith is otherwise permitted under the Bankruptcy Code or the DIP Orders.

6.06 Books and Records; Accountants.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Applicants or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Applicants or such Subsidiary, as the case may be.

6.07 Additional Applicants. Notify the L/C Issuer at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within fifteen (15) days), cause any such Person become an Applicant by executing and delivering to the L/C Issuer a joinder to this Agreement or such other document as the L/C Issuer shall reasonably deem appropriate for such purpose, and (ii) deliver to the L/C Issuer documents of the types referred to in Section 4.01(a) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)). In no event shall compliance with this Section 6.07 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.07 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as an Applicant.

6.08 Information Regarding the Cash Collateral. Furnish to the L/C Issuer at least fifteen (15) days prior written notice of any change in: (i) any Applicant’s corporate name; (ii) the location of any Applicant’s chief executive office, its principal place of business, any office in which it maintains books or records (including the establishment of any such new office or facility); (iii) any Applicant’s identity or type of organization or organizational structure; (iv) any Applicant’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization; or (v) any Applicant’s jurisdiction of organization (in each case, including, without limitation, by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction). Each Applicant agrees to take all action, if any, reasonably satisfactory to the L/C Issuer to maintain the perfection and priority of the security interest of the L/C Issuer for the benefit of the Credit Parties in the Cash Collateral intended to be granted hereunder. Each Applicant agrees to promptly provide the L/C Issuer with certified Organization Documents reflecting any of the changes described in the preceding sentence.

6.09 Further Assurances.

Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the L/C Issuer may request in its reasonable discretion, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Applicants.

6.10 Depository Account. In order to facilitate the administration of this Agreement, the Applicants may, at their option, maintain Bank of America or its Affiliates as each Applicant’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other local store deposit accounts, where practical, for the conduct of such Applicant’s business.

ARTICLE VII

NEGATIVE COVENANTS

So long as the L/C Issuer shall have any Commitment hereunder, any Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, no Applicant shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon the Cash Collateral other than the Liens granted hereunder and under the other Loan Documents.

7.02 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except in connection with a Sale or a Plan of Reorganization.

7.03 Change in Nature of Business.

(a) In the case of the Parent, engage in any business or activity other than (i) the direct or indirect ownership of all outstanding Equity Interests in the other Applicants, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Applicants, (iv) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (v) activities incidental to the businesses or activities described in this Section 7.03(a)(i)-(iv).

(b) In the case of each of the Applicants, engage in any line of business substantially different from the Business conducted by the Applicants and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.04 Reserved.

7.05 Use of L/C Credit Extensions.

Use any L/C Credit Extension (other than the Pre-Petition Letters of Credit which are deemed issued hereunder), whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purposes other than in connection with the purchase of Inventory or Equipment (each as defined in the UCC) by an Applicant in the ordinary course of business.

7.06 Amendment of Material Documents.

Amend, modify or waive (a) any of an Applicant’s rights under its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any other Material Indebtedness to the extent that such amendment, modification or waiver would result in an Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties or otherwise would be reasonably likely to have a Material Adverse Effect.

7.07 Bankruptcy Related Negative Covenants. Seek, consent to, or permit to exist any of the following:

(a) Any modification, stay, vacation or amendment to the DIP Orders to which the L/C Issuer has not consented in writing;

(b) Except as provided in the DIP Orders, a priority claim or administrative expense or unsecured claim against any Applicant (now existing or hereafter arising or any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in Sections 105, 326, 328, 330, 331, 364(c), 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 or 1114 of the Bankruptcy Code) equal or superior to the priority claim of the L/C Issuer in respect of the Obligations and the Pre-Petition Liabilities;

(c) Any Lien on any Cash Collateral having a priority equal or superior to the Lien securing the Obligations; or

(d) Any order seeking authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Applicants shall fail to pay any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Applicants shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure continues for five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of any Applicant in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Applicants shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.02(a), 6.02(b), or in Article VII;

(e) any Applicant shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Section 8.01), and such failure shall continue unremedied for a period of fifteen (15) days after notice thereof from the L/C Issuer to the Applicant Representative;

(f) except as a result of the commencement of the Chapter 11 Case or unless payment is stayed by the Bankruptcy Court, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to the expiration of any grace or cure period set forth therein) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g) following the Petition Date, one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Applicant or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Applicant to enforce any such judgment;

(h) any challenge in writing by or on behalf of any Applicant to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(i) any judicial proceeding by or on behalf of any other Person seeking to challenge the validity of any Loan Document (including, without limitation, any DIP Order) or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, and the L/C Issuer, in its reasonable discretion, has determined in good faith that there is appreciable risk of a Material Adverse Effect on the Credit Parties’ ability to receive payment in full of the Obligations, or otherwise would be reasonably likely to have a Material Adverse Effect;

(j) any Lien in the Cash Collateral purported to be created under any Security Document (including, without limitation, any DIP Order) shall cease to be, or shall be asserted by any Applicant not to be, a valid, perfected and first-priority Lien on any Cash Collateral;

(k) the indictment of, or institution of any legal process or proceeding against, any Applicant, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Applicant and/or the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Applicants, taken as a whole, of their business in the ordinary course;

(l) the determination by the Applicants, whether by vote of the Applicants’ board of directors or otherwise to: (i) suspend the operation of any Applicant’s business in the ordinary course, or (ii) liquidate all or a material portion of the Applicants’ assets or stores;

(m) the occurrence of any Change of Control;

(n) The entry of an order in the Chapter 11 Case which stays, modifies or reverses any DIP Order or which otherwise materially adversely affects the effectiveness of any DIP Order without the express written consent of the L/C Issuer;

(o) either (i) the appointment in the Chapter 11 Case of a trustee or of any examiner having expanded powers to operate all or any part of any Applicant’s business, or (ii) the conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code;

(p) the failure of the Bankruptcy Court to enter a Final Borrowing Order, in form and substance satisfactory to the L/C Issuer, within thirty (30) days after the Petition Date;

(q) the filing of any application by any Applicant without the express prior written consent of the L/C Issuer for the approval of any super-priority claim in the Chapter 11 Case which is pari passu with or senior to the priority of the claims of the L/C Issuer and other Credit Parties for the Obligations, or there shall arise any such super-priority claim under the Bankruptcy Code;

(r) the entry of any order in the Chapter 11 Case which provides adequate protection, or the granting by any Applicant of similar relief in favor of any one or more of an Applicant’s pre-petition creditors, contrary to the terms and conditions of any DIP Order;

(s) the failure of any Applicant to (i) comply with each and all of the terms and conditions of any DIP Order or (ii) comply in all material respects with the Cash Management Order, or any other order entered in the Chapter 11 Case;

(t) the filing of any motion by any Applicant seeking, or the entry of any order in the Chapter 11 Case: (i) (A) permitting working capital or other financing (other than ordinary course trade credit, unsecured debt) for any Applicant from any Person where such working capital or other financing includes a provision for the issuance of letters of credit (unless the Commitment is terminated on the effective date of such working capital or financing), (B) granting a Lien on, or security interest in any of the Cash Collateral, other than with respect to this Agreement, (C) permitting the use of any of the Cash Collateral pursuant to Section 363(c) of the Bankruptcy Code without the prior written consent of the L/C Issuer, (D) permitting recovery from any portion of the Cash Collateral any costs or expenses of preserving or disposing of such Cash Collateral under Section 506(c) of the Bankruptcy Code, or (E) dismissing the Chapter 11 Case or (ii) the filing of any motion by any party in interest or any Creditors’ Committee appointed in the Chapter 11 Case) (x) seeking any of the matters specified in the foregoing clause (i) that is not dismissed or denied within thirty (30) days of the date of the filing of such motion (or such later date agreed to in writing by the L/C Issuer) or (y) seeking the reconsideration of any DIP Order;

(u) the filing of a motion by any Applicant seeking approval of a Disclosure Statement and a Plan of Reorganization, or the entry of an order confirming a Plan of Reorganization, in each case, that does not provide for the termination of the Commitment on the Plan Effective Date; or

(v) (i) the filing of any pleading by any Applicant or any other party granted standing by the Bankruptcy Court in the Chapter 11 Case (including but not limited to, any Creditors’ Committee) challenging the validity, priority, perfection, or enforceability of the Pre-Petition Loan Documents, the Pre-Petition Liabilities, or any Lien granted pursuant to the Pre-Petition Loan Documents, or (ii) the validity, priority, perfection, or enforceability of the Pre-Petition Loan Documents, the Pre-Petition Liabilities, or any Lien granted pursuant to the Pre-Petition Loan Documents is determined to be null and void, invalid or unenforceable by the Bankruptcy Court or another court of competent jurisdiction in any action commenced or asserted by any other party granted standing by the Bankruptcy Court in the Chapter 11 Case, including, without limitation, the Creditors’ Committee.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, subject to the terms of the DIP Orders, the L/C Issuer may take any or all of the following actions:

(a) declare the Commitment of the L/C Issuer to be terminated, whereupon such Commitment shall be terminated;

(b) declare all amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Applicants; and

(c) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, the DIP Orders, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02, any amounts received on account of the Obligations shall be applied by the L/C Issuer in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the L/C Issuer and amounts payable under Article III) payable to the L/C Issuer;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees (including Letter of Credit Fees);

Third, to payment of any Unreimbursed Amounts and to Cash Collateralize that portion of L/C Obligations not then Cash Collateralized;

Fourth, to payment of all other Obligations (including without limitation the Cash Collateralization of unliquidated indemnification obligations as provided in Section 9.04(b), but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations arising from Cash Management Services and Pre-Petition Liabilities relating to Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of all other Obligations arising from Bank Products and Pre-Petition Liabilities relating to Bank Products, ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations and Pre-Petition Liabilities have been indefeasibly paid in full, to the Applicants or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit hereunder shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or fifteen (15) days after they have expired with no drawing or presentation being made thereon, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Applicant shall not be paid with amounts received from such Applicant, but appropriate adjustments shall be made with respect to payments from other Applicants to preserve the allocation to the Obligations otherwise set forth above in this Section.

ARTICLE IX

MISCELLANEOUS

9.01 Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Applicant therefrom, shall be effective unless in writing signed by the L/C Issuer and the Applicant Representative or the applicable Applicant, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the L/C Issuer. The L/C Issuer or the Applicant Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the L/C Issuer otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address. Each of the Applicants and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by L/C Issuer. The L/C Issuer shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Applicants even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Applicants shall indemnify the L/C Issuer and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Applicants. All telephonic notices to and other telephonic communications with the L/C Issuer may be recorded by the L/C Issuer, and each of the parties hereto hereby consents to such recording.

9.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

9.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Applicants shall pay (a) all reasonable documented out-of-pocket expenses incurred by the L/C Issuer and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the L/C Issuer, (B) outside consultants for the L/C Issuer, and (C) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Cash Collateral or in connection with the Chapter 11 Case or any successor case, or (C) any workout, restructuring or negotiations in respect of any Obligations, and (b) all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b) Indemnification by the Applicants. The Applicants shall indemnify the L/C Issuer (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Applicant or any other Applicant arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Applicant or any of its Subsidiaries, or any environmental liability related in any way to any Applicant or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, any Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Applicant or any other Applicant or any of the Applicants’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by an Applicant or any other Applicant against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Applicants or such Applicant has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages. To the fullest extent permitted by Law, the Applicants shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section shall be payable on demand therefor.

(e) Survival. The agreements in this Section shall survive the termination of the Commitment and the L/C Issuer’s obligation to issue Letters of Credit hereunder and the repayment, satisfaction or discharge of all the other Obligations.

9.05 Payments Set Aside. To the extent that any payment by or on behalf of the Applicants is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its reasonable discretion) to be repaid to a trustee, receiver or any other party, in connection with the Chapter 11 Case or any successor case or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06 Successors and Assigns.

(a) Assignments The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Applicant may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the L/C Issuer. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (b) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Participations. The L/C Issuer may at any time, without the consent of, or notice to, the Applicants, sell participations to any Person (other than a natural person or the Applicants or any of the Applicants’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the L/C Issuer’s rights and/or obligations under this Agreement (including all or a portion of its Commitment); provided that (i) the L/C Issuer’s obligations under this Agreement shall remain unchanged, (ii) the L/C Issuer shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Applicants and the L/C Issuer shall continue to deal solely and directly with such L/C Issuer in connection with such L/C Issuer’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 9.07 as if such Participant was the L/C Issuer hereunder.

(c) Certain Pledges. The L/C Issuer may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the L/C Issuer, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the L/C Issuer from any of its obligations hereunder or substitute any such pledgee or assignee for the L/C Issuer as a party hereto.

(d) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Applicant and its obligations, (g) with the consent of the Applicant Representative or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Applicants.

For purposes of this Section, “Information” means all information received from the Applicants or any Subsidiary thereof relating to the Applicants or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Applicants or any Subsidiary thereof, provided that, in the case of information received from any Applicant or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Applicants or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including federal and state securities Laws.

9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if the L/C Issuer shall have been served with a trustee process or similar attachment relating to property of an Applicant, the L/C Issuer and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by the L/C Issuer or any such Affiliate to or for the credit or the account of the Applicants or any other Applicant against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to the L/C Issuer or the L/C Issuer, regardless of the adequacy of the Cash Collateral, and irrespective of whether or not the L/C Issuer or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Applicants or such Applicant may be contingent or unmatured or are owed to a branch or office of the L/C Issuer or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the L/C Issuer and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the L/C Issuer or its Affiliates may have. The L/C Issuer agrees to notify the Applicant Representative promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the L/C Issuer shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Applicants. In determining whether the interest contracted for, charged, or received by the L/C Issuer exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the L/C Issuer and when the L/C Issuer shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement and all other documents (including, without limitation, the Loan Documents) which have been or may be hereinafter furnished by the Applicants to any of the Credit Parties may be reproduced by the Credit Parties by any photographic, microfilm, xerographic, digital imaging, or other process. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any L/C Credit Extension, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.02, and 9.04 shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Cash Collateral, the L/C Issuer may require such indemnities and Cash Collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 9.04 hereof.

9.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13 Governing Law; Jurisdiction.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE BANKRUPTCY CODE AND THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND OF ANY COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, SUCH

NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. SUBJECT TO SECTION 9.13(e), NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY APPLICANTS. EACH APPLICANT AGREES THAT ANY ACTION COMMENCED BY ANY APPLICANT ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN THE BANKRUPTCY COURT, A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE L/C ISSUER MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

9.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER INITIATED BY OR AGAINST ANY SUCH PERSON OR IN WHICH ANY SUCH PERSON IS JOINED AS A PARTY LITIGANT). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Applicants each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Applicants, on the one hand, and the Credit Parties, on the other hand, and each of the Applicants is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Applicants or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Applicants with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Applicant or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Applicant or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Applicants and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Applicants has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Applicants hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

9.16 Patriot Act Notice. The L/C Issuer hereby notifies the Applicants that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Applicant, which information includes the name and address of each Applicant and other information that will allow the L/C Issuer to identify each Applicant in accordance with the Patriot Act. Each Applicant is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Applicants, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Applicants shall, promptly following a request by the L/C Issuer, provide all documentation and other information that the L/C Issuer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

9.17 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act. Furthermore, none of the Applicants or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

9.18 Time of the Essence. Time is of the essence of the Loan Documents.

9.19 Press Releases. Each Applicant consents to the publication by the L/C Issuer of advertising material relating to the financing transactions contemplated by this Agreement using any Applicant’s name, product photographs, logo or trademark. The L/C Issuer shall provide a draft reasonably in advance of any advertising material to the Applicant Representative for review and comment prior to the publication thereof. The L/C Issuer reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

9.20 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Applicant. To the fullest extent permitted by Law, the obligations of each Applicant shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Applicant under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Cash Collateral or other security held by or on behalf of the L/C Issuer or any other Credit Party.

(b) The Obligations of each Applicant shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitment and the L/C Issuer’s obligation to issue Letters of Credit hereunder), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Applicant hereunder shall not be discharged or impaired or otherwise affected by the failure of the L/C Issuer or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Applicant or that would otherwise operate as a discharge of any Applicant as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitment and the L/C Issuer’s obligation to issue Letters of Credit hereunder).

(c) To the fullest extent permitted by Law, each Applicant waives any defense based on or arising out of any defense of any other Applicant or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Applicant, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitment and the L/C Issuer’s obligation to issue Letters of Credit hereunder. The L/C Issuer may, at its election, foreclose on any security held by it by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Applicant, or exercise any other right or remedy available to it against any other Applicant, without affecting or impairing in any way the liability of any Applicant hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitment and the L/C Issuer’s obligation to issue Letters of Credit hereunder has been terminated. Each Applicant waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Applicant against any other Applicant, as the case may be, or any security.

(d) Each Applicant is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Applicant of any Obligations, all rights of such Applicant against any other Applicant arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitment and the L/C Issuer’s obligation to issue Letters of Credit hereunder. In addition, any indebtedness of any Applicant now or hereafter held by any other Applicant is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Applicant will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Applicant on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Applicant, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the L/C Issuer to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Applicant shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Applicant hereunder or other Obligations incurred directly and primarily by any other Applicant, then the Applicant making such payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Applicants.

9.21 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.22 Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

9.23 Keepwell.

Each Applicant that is a Qualified ECP Guarantor at the time the grant of a security interest under the Loan Documents, in each case, by any Specified Applicant becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Applicant with respect to such Swap Obligation as may be needed by such Specified Applicant from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings hereunder voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Payment in Full of the Obligations have been indefeasibly paid and performed in full. Each Applicant intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Applicant for all purposes of the Commodity Exchange Act.

9.24 Relationship with DIP Orders.

In the event of any inconsistency between the terms of the DIP Orders and the Loan Documents, the terms of the DIP Orders shall control and the representations, warranties, covenants, agreements or events of default made herein and in the other Loan Documents shall be subject to the terms of the DIP Orders.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

THE WET SEAL, INC., as Applicant Representative, as an Applicant and as a Debtor-in-Possession

By:	/s/ Edmond Thomas
Name:	Edmond Thomas
Title:	Chief Executive Officer

THE WET SEAL RETAIL, INC., as an Applicant and as a Debtor-in-Possession

By:	/s/ Edmond Thomas
Name:	Edmond Thomas
Title:	Chief Executive Officer

WET SEAL CATALOG, INC., as an Applicant and as a Debtor-in-Possession

By:	/s/ Edmond Thomas
Name:	Edmond Thomas
Title:	Chief Executive Officer

WET SEAL GC, LLC, as an Applicant and as a Debtor-in-Possession

By:	The Wet Seal, Inc., its Sole Member

By:	/s/ Edmond Thomas
Name:	Edmond Thomas
Title:	Chief Executive Officer

Signature Page to Senior Secured, Super-Priority Debtor-in-Possession Letter of Credit Agreement

BANK OF AMERICA, N.A., as a L/C Issuer

By:	/s/ Brian Lindblom
Name:	Brian Lindblom
Title:	Vice President

Signature Page to Senior Secured, Super-Priority Debtor-in-Possession Letter of Credit Agreement